EXHBIT 21.1

                              EMERGENT GROUP, INC.
                              LIST OF SUBSIDIARIES
                                 ACTIVE IN 2001

Name of Subsidiary                           State of Incorporation

Medical Resources Management, Inc.                       Nevada

Physiologic Reps                                         California

Pulse Medical Products, Inc.                             Idaho

Laser Medical, Inc.                                      Utah